                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 12)*(1)


                                     INTEL
                                  CORPORATION
     ________________________________________________________________
                                (NAME OF ISSUER)


                        COMMON STOCK ($.001 PAR VALUE)
    ________________________________________________________________
                         (TITLE OF CLASS OF SECURITIES)


                                  458140 10 0
                                 ______________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement /  /.
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item I; and has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




____________________

(1) For the past several years, this item has been numbered incorrectly. On a cumulative basis, this is amendment number twelve to Dr. Moore's
Schedule 13G relating  to the common stock of Intel Corporation.


                               Page 1 of 4 pages
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CUSIP No. 458140 10 0                  13G                  Page 2 of 4 Pages

_____________________________________________________________________________
       NAME OF REPORTING PERSON
1      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Gordon Earle Moore, ###-##-####
_____________________________________________________________________________
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                                    (a) /  /
                                                                     (b) /  /
_____________________________________________________________________________
       SEC USE ONLY
3
_____________________________________________________________________________
       CITIZENSHIP OR PLACE OF ORGANIZATION

4            USA
_____________________________________________________________________________
                                SOLE VOTING POWER

                         5             23,071,863
                         ____________________________________________________
                                SHARED VOTING POWER

 NUMBER OF SHARES        6             0
BENEFICIALLY OWNED       ___________________________________________________
 BY EACH REPORTING              SOLE DISPOSITIVE POWER
    PERSON WITH
                         7             23,071,863
                         ___________________________________________________
                                SHARED DISPOSITIVE POWER

                         8             0
____________________________________________________________________________
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
9      PERSON

             23,071,863
____________________________________________________________________________
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10     SHARES*                                                         /  /
____________________________________________________________________________
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  9

11           5.78%
____________________________________________________________________________
        TYPE OF REPORTING PERSON*

12           IN
____________________________________________________________________________
                     *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 2 of 4 pages

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CUSIP No. 458140 10 0              13G              Page 3 of 4 Pages

ITEM 1.

  (a)     Name of Issuer:  Intel Corporation
  (b)     Address of Issuer's Principal Executive Offices:
                   2200 Mission College Blvd.
                   Santa Clara, CA  95052

ITEM 2.

  (a)     Name of Person Filing:  Gordon Earle Moore
  (b)     Address of Principal Business Office or, if None, Residence:
                   2200 Mission College Blvd.
                   Santa Clara, CA  95052
  (c)     Citizenship:  U.S.
  (d)     Title of Class of Securities:  Common Stock ($.001 par value)
  (e)     CUSIP Number:  458140 10 0

ITEM 3.   Inapplicable

ITEM 4.   Ownership

  (a)     Amount Beneficially Owned:  23,071,863
  (b)     Percent of Class:  5.78%
  (c)     Number of shares as to which such person has
          (i)      sole power to vote or to direct to the vote:  23,071,863
          (ii)     shared power to vote or to direct the vote:  0
          (iii)    sole power to dispose or to direct the disposition
                   of: 23,071,863
          (iv)     shared power to dispose or to direct the disposition of:  0

ITEM 5.   Inapplicable.

ITEM 6.   Inapplicable.

ITEM 7.   Inapplicable.

ITEM 8.   Inapplicable.

ITEM 9.   Inapplicable.





                              Page 3 of 4 pages

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CUSIP No. 458140 10 0                   13G                  Page 4 of 4 Pages

ITEM 10.  Inapplicable.




                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          February 2, 1995
                     _________________________________________________________
                                                Date

                                     /s/  GORDON E. MOORE
                     _________________________________________________________
                                             Signature


                     Gordon E. Moore, Chairman of the Board, Intel Corporation
                     _________________________________________________________
                                            Name/Title





                               Page 4 of 4 pages